Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JANUARY 2022

Dallas, Texas, January 7, 2022 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.876810 per unit, payable on January 31, 2022, to unit holders of record on January 18, 2022. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for October 2021 and the gas production for September 2021. Preliminary production volumes are approximately 71,882 barrels of oil and 2,249,986 Mcf of gas. Preliminary prices are approximately $78.95 per barrel of oil and $4.09 per Mcf of gas.

This month’s distribution is significantly higher than previous primarily due to two factors, higher pricing for both oil and gas and the extraordinary receipt of $4.1 million from new producing horizontal wells in Panola County, Texas.

This revenue reflects new production from 8 new producing gas wells starting mid-June through September production. They were averaging about 1,300 mcf per day per well totaling over 1.1 million mcf during this time frame with an average pricing of $3.74 per mcf. As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	71,882	2,249,986	$78.95	$4.09
Prior Month	46,382	725,857	$68.76	$3.81

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

During the month of December, the respective shelter-at-home/work-from-home orders across the spectrum of the industry has significantly affected the posting of revenues for the Trust, until the following month of January. As adjustments are made accordingly, the functions of the Trust are still being performed, although on a delayed basis. We will continue to strive to make the operations of the Trust and its providers, as fluid as possible.

Due to the timing of the end of the month of December, approximately $1,167,693 of revenue received will be posted in the following month of January in addition to normal receipts during January. Since the close of business in December and prior to this press release, $2,519,000 in revenue has been received.

Approximately $426,000 for 2021 Ad Valorem taxes was deducted from this month’s distribution as compared to $248,000 this time last year. These payments are normal expenditures at this time of year.

The 2021 tax information packets are expected to begin mailing directly to unitholders in early March 2022. A copy of Sabine’s 2021 tax information booklet will be posted on Sabine’s website by March 1, 2022. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2021 tax information by February 28, 2022.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper - SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839